Exhibit 99.1

Cellectar Biosciences Announces Successful
Completion of $9.2 Million Public Offering, Which Includes
Full Exercise of $1.2 Million Over-Allotment Option

Madison, WI (November 29, 2016) -- Cellectar Biosciences, Inc. (Nasdaq: CLRB) ("Cellectar" or the "company"), an oncology-focused, clinical stage biotechnology company, today announces the closing of its underwritten public offering of 1.6 million shares of its common stock and 68 shares of its preferred stock, which includes the previously announced $8 million offering and the underwriter’s full exercise of their $1.2 million over-allotment option.

“We view the outcome of this offering as evidence of investor confidence in the company’s strategic direction and the consistent delivery of meaningful milestones in a relatively short period of time. This is further emphasized by the underwriter’s exercise of their full over-allotment option, which elevates the total gross proceeds to more than $9 million,” said Jim Caruso, president and CEO of Cellectar Biosciences. “These funds position the company to further advance the clinical development of CLR 131 in multiple myeloma and other hematologic malignancies, including our NCI supported Phase II study, as well as the continued development of our PDC Delivery Platform through in-house R&D and partnered collaborations.”

Gross offering proceeds to the company, including the exercise of the $1.2 million over-allotment option, are $9.2 million, while net proceeds, after deducting underwriting discounts, commissions and offering expenses, are estimated to be approximately $8.3 million. The company anticipates that these proceeds will be sufficient to fund operations into the first quarter of 2018.

The preferred stock was offered at $100,000 per share, and is immediately convertible into 66,667 shares of common stock, for a total of approximately 4.5 million shares of common stock at an effective price of $1.50 per share of common stock. For each share of common stock purchased directly or issuable upon conversion of shares of preferred stock, investors also receive one five-year Series C warrant, which has an exercise price of $1.50 per share. The warrants are immediately separable from the common or preferred stock. A total of approximately 6.1 million Series C warrants were included in the offering. The Series C warrants, which are callable by the company under certain circumstances, will not trade.

The ratio (1 preferred share to 66,667 common shares) at which the preferred stock converts and the exercise price ($1.50) of the Series C warrants remain fixed, and do not contain any variable pricing features or any price-based anti-dilutive features. The preferred stock is non-voting, and has no dividend rights (except to the extent dividends are also paid on common stock), liquidation preference, or other preferences over common stock. The preferred stock and warrants include a beneficial ownership blocker. Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE MKT: LTS), is acting as sole bookrunner for the offering, and Aegis Capital Corp. is acting as co-manager.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the final prospectus relating to this offering may be obtained from Ladenburg Thalmann & Co., Inc., 570 Lexington Avenue, 11th Fl., New York, NY 10022, (212) 409-2000 or by accessing the SEC's website, www.sec.gov or by emailing Cellectar Biosciences, Inc. via ir@cellectar.com.

About Cellectar Biosciences, Inc.
Cellectar Biosciences is developing phospholipid drug conjugates (PDCs) designed to provide cancer-targeted delivery of diverse oncologic payloads to a broad range of cancers and cancer stem cells. Cellectar's PDC platform is based on the company's proprietary phospholipid ether analogs. These novel small-molecules have demonstrated highly selective uptake and retention in a broad range of cancers. Cellectar's PDC pipeline includes product candidates for cancer therapy and cancer diagnostic imaging. The company's lead therapeutic PDC, CLR 131, utilizes iodine-131, a cytotoxic radioisotope, as its payload. CLR 131 is currently being evaluated under an orphan drug designated Phase I clinical study in patients with relapsed or refractory multiple myeloma. In addition, the company plans to initiate a Phase II clinical study to assess efficacy in a range of B-cell malignancies in the first quarter of 2017. The company is also developing PDCs for targeted delivery of chemotherapeutics such as paclitaxel (CLR 1602-PTX), a preclinical stage product candidate, and plans to expand its PDC chemotherapeutic pipeline through both in-house and collaborative R&D efforts. For more information please visit www.cellectar.com.

# # #

This news release contains forward-looking statements. You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, our pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K for the year ended December 31, 2015, filed on March 11, 2016, as amended on July 18, 2016 and October 20, 2016. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

CONTACT:
Jules Abraham
JQA Partners
917-885-7378
jabraham@jqapartners.com

INVESTOR CONTACT:
Stephanie Prince
Managing Director
PCG Advisory Group
646-762-4518
sprince@pcgadvisory.com